SCHEDULE 14A (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant   |X|

Filed by a party other than the Registrant   |_|

Check the appropriate box

|X|  Preliminary Proxy Statement

|_|  Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)
     (2))

|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material under Rule 14a-12


                           GATEWAY ENERGY CORPORATION
                (Name of Registrant as specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):
   |X|   No fee required.
   |_|   Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

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(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:


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(2)  Form, Schedule or Registration Statement No.:


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(3)  Filing Party:


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(4)  Date Filed:


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


                                PRELIMINARY COPY

                   SUBJECT TO COMPLETION, DATED MARCH 30, 2010

                                 [GATEWAY LOGO]

                        1415 Louisiana Street, Suite 4100
                              Houston, Texas 77002


                                                                April     , 2010

Dear Stockholder:

     You are probably aware that Frederick M. Pevow Jr. and his affiliate GEC Holding, LLC (collectively, "Pevow") have commenced a process to: (i) remove, without cause, all members of the Company's board, other than John A. Raasch, that you previously elected; (ii) elect Perin Greg deGeurin, David F. Huff, John
O. Niemann, Jr., Frederick M. Pevow, Jr. and Paul G. VanderLinden, III, as directors of the Company; and (iii) repeal any provision of the Company's Amended and Restated By-laws in effect at the time his proposal becomes effective that was not included in the By-laws that were filed with the Securities and Exchange Commission on March 28, 2008. Pevow proposes to do this by soliciting your consent to three proposals, each of which is described in this Proxy Statement.

     If Pevow's proposals are adopted, the directors selected by Pevow would comprise five of the six members of the Board, which would give a minority stockholder disproportionate representation on the Board and control of the Company. The Board believes that Pevow's proposals are intended to give Pevow control of your Company without the payment of a premium for control, and to make it easier for Pevow to enter into a transaction for all or part of the Company's equity or assets, which may not be in the best interests of all stockholders.

     We believe, for the reasons stated above and described in greater detail in the enclosed document, that Pevow's actions are not in the best interests of Gateway's stockholders. We are committed to acting in the best interests of all of the Company's stockholders. For the reasons stated above and described in greater detail in the enclosed document, we believe that you should oppose the proposals sought by Pevow and allow our current Board of Directors and management an opportunity to put into action and achieve the goals set forth in its proposed business plan. Accordingly, we strongly urge you to reject Pevow's efforts to disproportionately influence your Board and your Company.

     You can reject Pevow's proposals in three ways. First, do NOT sign Pevow's WHITE consent card. Second, if you have already signed and submitted to Pevow or InvestorCom, Inc. a WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately. Finally, if you have not signed Pevow's consent card, you can show your support for current management by signing, dating and mailing the enclosed GOLD Consent Revocation Card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY. Thank you for your support.


                                         Very truly yours,


                                         Robert Panico
                                         President and Chief Executive Officer

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the Company's consent revocation solicitor:


                              ____________________


                            ___________________________
                            ___________________________
                         Call Toll Free: ______________
                            Email: ____________________
                            Facsimile: ________________

                                PRELIMINARY COPY
                   SUBJECT TO COMPLETION, DATED MARCH 30, 2010
                           GATEWAY ENERGY CORPORATION
                        1415 Louisiana Street, Suite 4100
                              Houston, Texas 77002
                                  April , 2010
\

                                 PROXY STATEMENT
                          BY THE BOARD OF DIRECTORS OF
                   GATEWAY ENERGY CORPORATION IN OPPOSITION TO
                   A CONSENT SOLICITATION BY GEC HOLDING, LLC,
           FREDERICK M PEVOW JR., PERIN GREG DEGEURIN, DAVID F. HUFF,
               JOHN O. NIEMANN, JR. AND PAUL G. VANDERLINDEN, III


     This Proxy Statement is furnished by the the Board of Directors (the "Board") of Gateway Energy Corporation, a Delaware corporation ("Gateway" or the "Company"), to the holders of outstanding shares of the Company's common stock, par value $0.25 per share in connection with the Board's opposition to the solicitation of written stockholder consents by GEC Holding, LLC, Frederick M. Pevow, Jr., Perin Greg deGeurin, David F. Huff, John O. Niemann, Jr., and Paul
G. VanderLinden, III (collectively, "Pevow"). As of March 15, 2010, Pevow held shares that he had purchased representing 11.8% of Gateway's outstanding common stock and voting agreements covering an additional 16.2% of the outstanding shares.

     On March 18, 2010, Pevow publicly announced his intent to remove all members of the Board of Directors, except John A. Raasch. If Pevow's proposals are adopted, the directors selected by Pevow (collectively, the "Pevow Directors") would comprise five of the six members of the Board, which would give a minority stockholder disproportionate representation on the Board and control of the Company.

     Pevow would like you to believe that the Pevow Directors would be able to oversee the Company's business and pursue the best interests of the Company's stockholders free from conflicts of interest. However, the Board believes that the Company's stockholders should have serious concerns about the motives of the Pevow Directors because of their alignment towards the interests of a single minority stockholder . As a result of those conflicts of interest, the Pevow Directors would not be in a position to independently provide the necessary oversight of the Company's business or to undertake a review of all of the Company's strategic options.

     The Board opposes the solicitation by Pevow. The Board is committed to acting in the best interests of all of the Company's stockholders.

     This Proxy Statement and the enclosed GOLD Consent Revocation Card are first being mailed to stockholders on or about April , 2010.

THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY PEVOW, BUT INSTEAD TO SIGN AND RETURN THE GOLD CARD INCLUDED WITH THESE MATERIALS.

     If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the "YES, REVOKE MY CONSENT" boxes on the enclosed GOLD Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us to keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

     If your shares are held in "street name", only your broker or your banker can act with respect to your shares. Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

     In accordance with Delaware law and the Company's Bylaws, the Board must set a record date within 10 days of Pevow's request, which was received by the Company on March 22, 2010. If the Board does not set a record date within 10 days, the record date (the "Record Date") for the determination of the Company's stockholders who are entitled to execute, withhold or revoke consents relating to Pevow's Consent Solicitation will be the first date on which a signed written consent is delivered to the Company. Only stockholders of record as of the close of business on April ___, 2010 may execute, withhold or revoke consents with respect to Pevow's Consent Solicitation.

     If you have any questions about giving your consent revocation or require assistance, please call:

                              ____________________

                            ___________________________
                            ___________________________
                         Call Toll Free: ______________
                              Email: __________________
                            Facsimile: ________________

                           FORWARD LOOKING STATEMENTS

     Statements made in this Proxy Statement and other reports and proxy statements filed with the Securities and Exchange Commission ("SEC") communications to shareholders, press releases and oral statements made by representatives of the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to possible future events, our future performance, and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "potential," "continue," or the negative of these terms or other similar expressions. These statements are only our predictions. Actual results could differ materially from those projected in such forward-looking statements as a result of the risk factors set forth from time to time in filings we make with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. Therefore, we cannot guarantee future results, levels of activities, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to changes in our expectations.

                   DESCRIPTION OF PEVOW'S CONSENT SOLICITATION

     As set forth in his consent solicitation materials filed with the Commission by Pevow ("Pevow's Consent Solicitation"), Pevow is seeking your consent for the following proposals:

          (1) to remove, without cause, all members of the Company's Board of Directors, and any person or persons elected or appointed to the Board by any of such directors to fill any vacancy or newly-created directorship, other than John A. Raasch (the "Removal Proposal");

          (2) to elect Perin Greg deGeurin, David F. Huff, John O. Niemann, Jr., Frederick M. Pevow, Jr. and Paul G. VanderLinden, III as directors of the Company (the "Board Election Proposal"); and

          (3) to repeal any provision of the Company's Amended and Restated By-Laws in effect at the time his proposal becomes effective that was not included in the By-Laws that became effective on March 26, 2008 and were filed with the Securities and Exchange Commission on March 28, 2008 (the "By-law Proposal").

     The Board believes that the principal purpose for Pevow's proposal is to enable Pevow, a minority stockholder, to have disproportionate representation on the Board of Directors and control of the Company and to enable Pevow to obtain disproportionate control over the actions, strategy and direction of your Company. The Board believes that the Removal Proposal and the Board Election Proposal are designed to enable Pevow to take effective control of the Company through control of the Board of Directors without paying the stockholders for control of the Company. The By-law Proposal is designed to nullify unspecified provisions of the Company's Bylaws which may be adopted by the Board in its efforts to act in and protect the best interests of the Company and its stockholders.

                     BACKGROUND OF THE CONSENT SOLICITATION

     On February 11, 2010, Pevow filed a Schedule 13D with the SEC, indicating that he had obtained beneficial ownership of more than 5% of the outstanding common stock of Gateway.

     On February 22, 2010, Pevow met with Steve Cattron, the independent Chairman of the Board of Gateway, to discuss Pevow's plans with respect to the Company. In the course of these discussions, Pevow discussed: (1) a potential sale to Pevow of all of the outstanding capital stock of the Company, or (2) a potential sale of the Company's Waxahachie distribution system to Pevow and a possible purchase by the Company of Pevow's shares of Gateway common stock. Pevow stressed in these discussions that his plans were conceptual in nature and, while not making any firm offers, stated to Mr. Cattron that his interest in acquiring Gateway would be at a price in the range of $0.40 and $0.45 per share.

     On March 18, 2010, Pevow commenced a process to solicit written consents, asking stockholders to consent to the Removal Proposal, Board Election Proposal and By-law Proposal. If successful, Pevow will be able to exert disproportionate influence over and potentially control the actions, strategy, and direction of your Company.

     On March 22, 2010, we received a request from Pevow that the Board fix a record date for the purpose of determining the stockholders of the Company entitled to consent to the Removal Proposal, Board Election Proposal and By-law Proposal.

            REASONS TO REJECT PEVOW'S CONSENT SOLICITATION PROPOSALS

YOUR BOARD OF DIRECTORS STRONGLY BELIEVES THAT THE CONSENT SOLICITATION CURRENTLY UNDERTAKEN BY PEVOW IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS STOCKHOLDERS.

Your Board of Directors unanimously believes that Pevow's proposals are not in the best interests of all our stockholders. For the reasons set forth below, your Board of Directors urges you to reject Pevow's consent solicitation and return the gold consent revocation card, whether or not you have previously signed and returned a consent card sent to you by Pevow.

Pevow is trying to take effective control of your Company by controlling your Board of Directors with his hand-picked director nominees. We believe any party seeking control of your Company should pay for this privilege, but Pevow is not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return.

Pevow has in recent months purchased a minority interest of less than 12% of our outstanding common stock and is attempting to take effective control of your Company through control of your Board. We believe Pevow should pay you for this privilege, but he is not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return. You are entitled to decide if you agree through your vote. If Pevow is successful, his hand-picked director nominees will constitute five of the six members of the reconstituted Board of Directors. This representation on the Board of Directors would be vastly disproportionate to Pevow's stock ownership and would give him effective control of your Company through his control of your Board of Directors by his hand-picked directors. Although Pevow's proposals do not include an offer to acquire Gateway, we believe that in return for giving control to Pevow by electing nominees hand-picked by Pevow to pursue Pevow's agenda, subject to their fiduciary duties, it is fair for stockholders to expect that Pevow should offer to purchase your shares or offer to pay you some other economic value, such as a control premium for that privilege. Pevow's proposals offer no such compensation.

Your Board has announced and initiated a process to review the Company's strategic alternatives, one of which may be a transaction with Pevow.

Gateway has announced the creation of a special committee of the Board (the "Special Committee"), composed of four independent directors, directed to represent the interests of the Company and all of its stockholders in connection with strategic alternatives. The Special Committee is actively reviewing these alternatives and has engaged Growth Capital Partners ("GPC") to act as independent financial adviser to the Special Committee and the Board. With the assistance of GPC, Gateway will initiate discussions with parties who are believed to potentially have interest in a strategic transaction with the Company. Potential strategic alternatives to enhance stockholder value could include a potential merger or combination with another company, a potential joint venture, a potential sale of Gateway or its assets, or other transactions. As part of this process, the Special Committee intends to encourage Pevow to more fully disclose his plans regarding the Company, including any potential acquisition transaction he wishes to propose.

Gateway's stockholders will be best protected if a transaction with Pevow is negotiated with an independent Board, rather than a group of Pevow's hand-picked nominees.

The Special Committee hopes to engage in discussions with Pevow during its review of strategic alternatives to better understand his plans for the Company and consider any proposals he may have to enhance stockholder value. To date, Pevow has been unwilling to candidly share his plans with the Company or its stockholders, other than general statements, described as conceptual, including:

     o a potential sale to Pevow of all of the outstanding capital stock of the Company, and

     o a potential sale of the Company's Waxahachie distribution system to Pevow.

Rather than discussing these plans with the Company, Pevow is attempting to seize control of the Board and replace it with his hand-picked nominees. If successful, the majority of Gateway's stockholders will lack independent representation. Pevow may attempt to take the Company private or acquire the stock of the other stockholders. If so, the price his hand-picked directors approves may be less favorable to all of the stockholders than terms that could have been negotiated by an independent Board of Directors.

Gateway has been making progress addressing its largest problem, that Gateway is too small to be public. We believe your Board of Directors needs more time to continue this progress.

The current Board has significantly focused on a major dilemma facing Gateway. As a public company, Gateway has very high general and administrative expenses associated with it being a public company, such as auditing and tax services, legal, Sarbanes-Oxley consulting, investor relations, independent Board of Director fees as well as director and officer insurance. As a result, to a large extent, Gateway's general and administrative expense is not subject to reduction without risking substantial regulatory compliance problems. Recognizing this problem, Gateway has been aggressively pursuing a growth strategy intended to increase Gateway's revenue base to a level that can justify the expense of being a public company.

In January 2010, the Company completed the acquisition of the Hickory Creek Gathering System, located in the core of the Barnett Shale in north Texas. The Hickory Creek Gathering System is expected to generate an additional $770,000 of revenues for Gateway in 2010, assuming no new wells are drilled during the year, without a significant increase in costs and expenses. There are currently 15 producing wells connected to the system and the producers have identified 18 additional drilling locations within the dedicated leases for future development. Gateway also expects that its new presence in the Barnett Shale will present it with opportunities for acquisitions and development projects in that area.

At the same time, Gateway has taken steps to reduce general and administrative expenses. In 2009, the Company reduced total salary and employee related costs by almost $80,000 from the prior year. The Company has not increased the Chief Executive Officer's salary for two consecutive years and none of the employees will receive salary increases for 2010. The sale of the Shipwreck Platform and Crystal Beach Terminal is expected to reduce what Gateway will incur in 2010 for insurance costs by approximately $320,000 and eliminated an estimated $3.4 million in future abandonment obligations. These cost reductions, along with other initiatives, are expected to reduce general and administrative costs in 2010 by approximately 20%.

The Pevow Consent Solicitation is an attempt to remove six directors, five of whom are independent directors, who are acting in the best interests of Gateway stockholders.

A consent in favor of the Pevow proposals would be a consent to remove six of your duly-elected directors, including the Company's Chief Executive Officer. All but one of the members of the Board are independent directors who are committed to enhancing the Company's value for all of its stockholders. The Board believes that the interests of Gateway stockholders will be best served if the Company's current independent directors decide what action is in the best interests of the Company's stockholders and to act upon that decision rather than a group of directors hand-picked by Pevow who would lack independence.

WE URGE STOCKHOLDERS TO REJECT PEVOW'S CONSENT SOLICITATION AND TO IMMEDIATELY REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

IN ORDER TO ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED GOLD CONSENT REVOCATION CARD AS SOON AS POSSIBLE. DO NOT DELAY.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Q: WHO IS MAKING THIS SOLICITATION?

A: The Board of Directors, on behalf of the Company.

Q: WHAT ARE WE ASKING YOU TO DO?

A: You are being asked to revoke any consent that you may have previously delivered in support of the proposals described in Pevow's Consent Solicitation Statement and, by doing so, retain your current Board, which will continue to act in your best interests.

Q: IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY
MIND?

A: No. Until a requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company's organizational documents and certified by the inspectors, the consent will not become effective as stockholder action. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

Q: WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION CARD?

A: By marking the "YES, REVOKE MY CONSENT" boxes on the enclosed GOLD Consent Revocation Card and by signing, dating, and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Pevow. Even if you have not submitted a consent card, you may submit a Consent Revocation Card as described above. Although submitting a Consent Revocation Consent will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: WHAT SHOULD I DO TO REVOKE MY CONSENT?

A: Mark the "YES, REVOKE MY CONSENT" boxes next to each proposal listed on the GOLD Consent Revocation Card. Then, sign, date, and return the enclosed GOLD Consent Revocation Card today to _______________ in the postage-paid envelope provided. It is important that you date the GOLD Consent Revocation Card when you sign it.

Q: WHAT HAPPENS IF I DO NOTHING?

A: If you do not return either the GOLD Consent Revocation Card or the white consent card you have received, you will effectively be voting AGAINST Pevow's proposals. If you previously marked, signed, dated and mailed a white consent card, and you do nothing more, then you will be voting FOR Pevow's proposals.

Q: WHAT IS THE BOARD'S POSITION WITH RESPECT TO PEVOW'S PROPOSALS?

A: Your Board has determined that Pevow's proposals are not in the best interest of the Company's stockholders and that stockholders should reject the proposals. The Boards's reasons and recommendations are contained in the section entitled "Reasons to Reject Pevow's Consent Solicitation Proposals."

Q: WHAT DOES THE  BOARD  RECOMMEND?

A: The Board strongly believes that the solicitation being undertaken by Pevow is not in the best interests of the Company's stockholders. The Board opposes the solicitation by Pevow and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q: WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO PEVOW'S PROPOSAL?

A: Only the stockholders of record of the Company common stock on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to Pevow's proposals. A record date of April ____, 2010 has been established.

Q: WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A: Please call _________ toll free at ___________.

                              THE CONSENT PROCEDURE

BACKGROUND

     In accordance with Delaware law and the Company's Bylaws, the Board must set a record date within 10 days of Pevow's request, which was received by the Company on March 22, 2010. If the Board does not set a record date within 10 days, the record date (the "Record Date") for the determination of the Company's stockholders who are entitled to execute, withhold or revoke consents relating to Pevow's Consent Solicitation will be the first date on which a signed written consent is delivered to the Company. As of the Record Date, there were 19,397,125 shares of the Company's common stock outstanding, each entitled to one consent.

     Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold or revoke consents in connection with Pevow's proposals. Persons beneficially owning shares of the Company's common stock (but not holders of record), such as persons whose ownership of the Company's common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GOLD Consent Revocation Card on their behalf to withhold or revoke their consents.

EFFECTIVENESS OF CONSENTS

     Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company's certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, the Pevow Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company and reviewed in accordance with our By-Laws. .

     BECAUSE PEVOW'S PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD, WE URGE YOU TO ACT PROMPTLY TO RETURN THE GOLD CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

EFFECT OF GOLD CONSENT REVOCATION CARD

     A stockholder may revoke any previously signed consent by signing, dating, and returning to the Company a GOLD Consent Revocation Card. A consent may also be revoked by delivering a written revocation of your consent to Pevow. Stockholders are urged, however, to deliver all consent revocations to _________________. The Company requests that if a revocation is instead delivered to Pevow, a copy of the revocation also be delivered to the Company, c/o _____________ at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

     Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked your consent to all of Pevow's proposals.

     Any consent revocation may itself be revoked by marking, signing, dating, and delivering a written revocation of your Consent Revocation Card to the Company or to Pevow or by delivering to Pevow a subsequently dated white consent card that Pevow sent to you.

     If any shares of common stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to your stock brokerage firm, bank nominee or other similar "street name" holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GOLD Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o __________ at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO PEVOW. TO DO SO, YOU NEED ONLY SIGN, DATE, AND RETURN, IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO PEVOW'S CONSENT PROPOSALS. THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

     The Company has retained ____________. to assist it in communicating with stockholders in connection with Pevow's Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, ________ will be pleased to assist you. You may call __________ toll free at
________. You may also contact_____________ at ________@__________.com.

You should carefully review this Proxy Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Pevow by promptly completing, signing, dating, and mailing the enclosed GOLD Consent Revocation Card to ____________ at ____________________________. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to Pevow's proposals.

RESULTS OF THIS CONSENT REVOCATION SOLICITATION

     The Company is in the process of retaining an independent inspector of elections in connection with Pevow's solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

                                APPRAISAL RIGHTS

     Our stockholders are not entitled to appraisal rights in connection with Pevow's Consent Solicitation or this Proxy Statement.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

     Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings, provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2010 Annual Meeting of Stockholders must have submitted such proposal to us by December 14, 2009, if they wished for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2010 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2010 Annual Meeting of Stockholders, must have submitted the required information to us between February 19, 2010 and March 21, 2010.

     If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company's annual meeting for the prior year or the tenth day following the day on which public announcement of the date of such meeting was first made, then notice of a stockholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 or the nomination must be received not earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009, except that, according to public records, Charles Oliver Buckner, a director of the Company, filed one Form 4 late during fiscal 2009, which covered one open market purchase of 31,646 shares of our common stock by Mr. Buckner on May 20, 2009.


                       SOLICITATION OF CONSENT REVOCATIONS

COST AND METHOD

     The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company's current revocation solicitation (other than salaries and wages of officers and employees, but not including costs of litigation related to the solicitation) will be approximately $_______ of which approximately $______ has been incurred as of the date hereof. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication. The Company does not plan to solicit consents via internet chat rooms.

     The Company has retained ____________ as solicitors, at an estimated fee of $____________, plus expenses incurred on the Company's behalf, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company's common stock. ____________ has advised the Company that approximately ___of its employees will be involved in the solicitation of revocations on behalf of the Company. In addition, certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION REGARDING THE PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

     Under applicable regulations of the Commission, each of the members of the Board and certain of our executive officers identified herein are participants in this solicitation of consent revocations. Please refer to Appendix A "Recent Trading History Regarding Participants in this Consent Revocation Solicitation" and Appendix B "Security Ownership of Certain Beneficial Owners and Management" for information regarding our directors and certain of our executive officers who may be deemed to be participants in the solicitation. The following sets forth the name, principal business address, present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company who may solicit consent revocations from stockholders of the Company. Unless otherwise set forth below, the principal business address of such participants is 1415 Louisiana, Suite 4100, Houston, Texas 77002.

     Charles O. Buckner has served on the Board of Directors since 2008 and currently serves as the Chairman of the Audit Committee. He is a private investor and retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young's United States energy practice. Mr. Buckner is a CPA and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston. He has also served as a director of Patterson-UTI since February 2007 and Energy Partners, Ltd since September 2009.

     Steven W. Cattron has served on the Board of Directors since 2005, and currently serves as the Chairman of the Board. He currently is owner of Cattron Enterprises, Inc., a professional consulting practice focused on improving profitability of small- to medium-sized companies. Prior to that, he was President and Chief Operating Officer of Missouri Gas Energy, a natural gas distribution company serving Western Missouri as well as Vice President of Sales and Marketing and Regulatory Affairs for Kansas City Power and Light, an electric company serving western Missouri and eastern Kansas.

     William A. Henry has served on the Board of Directors since 2008, and currently serves as Vice President of Brown, Williams, Morhead and Quinn, an energy consulting firm. During 2009, he retired as Vice President of Freeport LNG Development, LP. Prior to that, he served as president of several operating divisions for Enron, including Enron's gas distribution company, and served as executive vice president of the pipelines for Reliant/NorAm Energy. Mr. Henry also served as President of W.A. Henry and Associates, where he provided consulting services on major pipeline, gas storage, LNG projects and gas marketing programs for several major international oil and gas companies.

     Robert Panico has served on the Board of Directors since 2005. Mr. Panico has over 31 years of oil and gas industry experience. He was elected as the Company's President and Chief Executive Officer in 2005 after serving as a Vice-President of the Company since 1997. Prior to that, he was employed by Duke Energy, Williams, American Oil and Gas, Tenneco, and United Energy Resources.

     John A. Raasch has served on the Board of Directors since 2004 and currently serves as the Chairman of the Nominating Committee. He was Senior Vice President of Wachovia Securities until his retirement on December 31, 2003 after 33 years of service. Mr. Raasch served as Interim President and Chief Executive Officer of Gateway Energy Corporation from October 2004 through May 2005.

     J. Darby Sere has served on the Board of Directors since 2005. Mr. Sere is currently the Chief Executive Officer and President, and a director, of GeoMet, Inc., a coalbed methane exploration and development company. Prior to that, he was the President and Chief Executive Officer of Bellwether Exploration Company, a publicly-traded natural gas and oil production company. Mr. Sere has also served as President and Chief Executive Officer of Bayou Resources, Inc. as well as Executive Vice President and Chief Operating Officer of Howell Petroleum Corporation.

     Gordon L. Wright has served on the Board of Directors since 2006 and currently serves as the Chairman of the Compensation and Stock Option Committee. Mr. Wright possesses over 42 years experience in both domestic and international exploration and production of oil and natural gas. Currently, he operates his own consulting service under the name Gordon L. Wright Petroleum Consulting Co. Prior to that, in 1999, he served as President and Chief Executive Officer of CGAS, Inc., an Appalachian exploration and production company. From 1978 to 1998, he worked with CMS Nomeco Oil & Gas Co., an independent oil and gas company, in various capacities. He served as President, Chief Executive Officer and member of the Board of Directors of CMS from 1995 until 1998.

     Christopher M. Rasmussen has served as the Company's Chief Financial Officer, Treasurer and Secretary since 2005. He was the Senior Financial Accountant for the Company between 1999 and 2005, at which time he left the Company for a period of nine months and was a senior accountant of Apache Corporation, before returning to assume his current position with the Company.

     The Company has entered into employment agreements with Mr. Panico and Mr. Rasmussen which provide for severance payments in the event the Company terminates the officer's employment other than for cause, or if he resigns following certain adverse changes in the terms of his employment that constitute "good reason" under the agreement. The employment agreements provide that the severance benefit for Messrs. Panico and Rasmussen will be a multiple of 1.5 and 1, respectively, times an amount equal to the highest sum of the officer's base salary plus annual incentive bonus earned, in each of the three most recently completed fiscal years of the Company, provided that in the event of a change of control which has occurred prior to the date of termination, such multiples increase to 2 and 1.5 times, respectively.

     A "change in control" means the occurrence of any of the following events and is deemed to have occurred on the date the first such event occurs:

          o Change in Voting Power. Any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, or any Subsidiary, or any entity beneficially owned by any of the foregoing) beneficially own (as defined in Rule 13(d)-3 under the Exchange
               Act) without Board approval or consent, directly or indirectly, at least 30% of the total voting power of the Company entitled to vote generally in the election of the Board;

          o    Change in Board of Directors. Either:

                    o the "current directors" cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "director" means any current member of the Board, and any successor of a current director whose election or nomination for election by the Company's stockholders was approved by at least a majority of the current directors then on the Board); or

                    o at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

          o Liquidation, Merger or Consolidation. The stockholders of the Company approve an agreement providing for the merger or consolidation of the Company (a) in which the Company is not the continuing or surviving corporation (other than consolidation or merger with a wholly owned subsidiary of the Company in which all shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the shares are converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

          o Sale of Assets. The stockholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company or a plan of complete liquidation of the Company.

          The employment agreements also have customary non-competition provisions and customer and personnel non-solicitation provisions. The employment agreements have indefinite terms. We believe that these provisions and agreements are necessary to both retain Messrs. Panico and Rasmussen and protect the Company's interests.

     Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law. Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, we have entered into separate indemnification agreements with our directors and officers that could require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

     Except as described in this Proxy Statement or Appendix A or Appendix B, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Proxy Statement or Appendix A or Appendix B, none of the participants' associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Proxy Statement or Appendix A or Appendix B, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Proxy Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Proxy Statement or Appendix A or Appendix B, neither of the Company, the participants nor any of their associates has had, or will have, a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

     Other than as set forth in this Proxy Statement or Appendix A or Appendix B, neither the Company, the participants, nor any of their affiliates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party.

     Other than as set forth in this Proxy Statement or Appendix A or Appendix B, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries. Other than the persons described above and in Appendix A, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation of revocations of consents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Appendix B to this Proxy Statement sets forth information regarding beneficial ownership of the Company's common stock by certain beneficial owners and the Company's management as of March 31, 2010. There were 19,397,125 shares of the Company's common stock outstanding and entitled to consent as of April _____, 2010.




                                   APPENDIX A
                     RECENT TRADING HISTORY OF PARTICIPANTS
                     IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions and dispositions of the common stock of Gateway Energy Corporation. (the "Company") which were made during the last two years by persons who may be deemed participants in the Company's solicitation of revocations of consent.

                                                                                          Price
                                                                                           Per
Name of Participant                           Date         Acquired       Dispose         Share
----------------------------------          ---------      ---------      --------      ---------
Charles Oliver Buckner                      09/11/09         40,000           --         $  0.40
                                            05/20/09         31,646           --         $  0.316
                                            05/22/09          4,350           --         $  0.32
                                            05/21/08         11,764           --         $  0.85


Steven W. Cattron                           05/20/09         31,646           --         $  0.316
                                            05/21/08         11,764                      $  0.85


William A. Henry                            09/02/09          5,000           --         $  0.38
                                            05/20/09         31,646           --         $  0.316
                                            05/21/08         11,764           --         $  0.85


Robert Panico                               02/01/10         25,000           --         $  0.25
                                            02/01/10           --           19,272       $  0.36
                                            05/20/09        228,000(1)        --         $  0.316
                                            05/21/08        138,158(1)        --         $  0.85

John A Raasch                               09/15/09         10,000           --         $  0.44
                                            09/08/09         10,000           --         $  0.45
                                            08/31/09         21,665           --         $  0.35
                                            05/20/09         31,646           --         $  0.316
                                            09/15/08          5,000           --         $  0.65
                                            09/12/08          5,000           --         $  0.60
                                            05/21/08         11,764           --         $  0.85

J. DarbySere                                05/29/09         10,000           --         $  0.36
                                            05/20/09         31,646           --         $  0.316
                                            05/21/08         11,764           --         $  0.85

Christopher Rasmussen                       05/20/09        142,000(1)        --         $  0.316
                                            09/11/08          4,000           --         $  0.57
                                            05/21/08         65,789(1)        --         $  0.85

Gordon L. Wright                            05/20/09         31,646           --         $  0.316
                                            05/21/08         11,764           --         $  0.85


 (1) Grant of stock options




                                   APPENDIX B

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain  information,  as of March 31, 2010, regarding the beneficial ownership of our common stock by:

     o each stockholder known to us to be the beneficial owner of more than 5% of our outstanding common stock;

     o    each of our directors and each of our named executive officers; and

     o    all of our directors and executive officers as a group.


     The percentage of beneficial ownership for the table is based on approximately 19,397,125 shares of our common stock outstanding as of March 31, 2010. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o
Gateway Energy Corporation, 1415 Louisiana Street, Suite 4100, Houston, Texas
77002.

     The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after March 31, 2010, including through the exercise of any equity award. The "Percentage of Shares" column treats as outstanding all shares underlying equity awards held by the stockholder, but not shares underlying equity awards held by other stockholders.


    ----------------------------------------------------------------------------------------------------------
                                                                   Amount and Nature of
    Title of Class             Name of Beneficial Owner            Beneficial Ownership      Percent of Class
    ----------------------------------------------------------------------------------------------------------
    Common Stock     Charles O. Buckner, Director                        87,760 (1)                 *
    ----------------------------------------------------------------------------------------------------------
    Common Stock     Steven W. Cattron, Chairman                         53,936 (2)                 *
    ----------------------------------------------------------------------------------------------------------
    Common Stock     William A. Henry, Director                          52,410 (3)                 *
    ----------------------------------------------------------------------------------------------------------
                     Robert Panico, Director, Chief Executive           880,208 (4)(5)              4.5%
    Common Stock     Officer and President
    ----------------------------------------------------------------------------------------------------------
    Common Stock     John A. Raasch, Director                         1,281,409 (6)                 6.6%
    ----------------------------------------------------------------------------------------------------------
    Common Stock     J. Darby Sere, Director                             73,936 (7)                 *
    ----------------------------------------------------------------------------------------------------------
    Common Stock     Gordon L. Wright, Director                          53,410 (8)                 *
    ----------------------------------------------------------------------------------------------------------
                     Christopher M. Rasmussen, Chief Financial          416,789 (9) (10)            2.1%
    Common Stock     Officer, Treasurer and Secretary
    ----------------------------------------------------------------------------------------------------------
                     All directors, officers as a group (8            2,899,858                    14.9%
                     persons)
    ----------------------------------------------------------------------------------------------------------




-----------------------------------

*Indicates less than 1% ownership.

(1)  Information obtained from Mr. Buckner's Form 4 filed with the SEC on
     September 14, 2009.
(2)  Information obtained from Mr. Cattron's Form 4 filed with the SEC on May
     22, 2009.
(3)  Information obtained from Mr. Henry's Form 4 filed with the SEC on
     September 2, 2009.
(4)  Information obtained from Mr. Panico's Form 4s filed with the SEC on May
     22, 2009 and February 4, 2010.
(5) Includes 20,706 shares of Common Stock beneficially owned directly, 3,344 shares of Common Stock beneficially owned indirectly and 856,158 shares of Common Stock purchasable pursuant to exercisable stock options.
(6)  Information obtained from Mr. Raasch's Form 4 filed with the SEC on
     September 16, 2009.
(7)  Information obtained from Mr. Sere's Form 4 filed with the SEC on June 1,
     2009.
(8)  Information obtained from Mr. Wright's Form 4 filed with the SEC on May 22,
     2009.
(9)  Information obtained from Mr. Rasmussen's Form 4s filed with the SEC on
     September 11, 2008 and May 22, 2009.
(10) Includes 29,000 shares of Common Stock beneficially owned directly and 387,789 shares of Common Stock purchasable pursuant to exercisable stock options.



---------------------------- --------------------------- -------------------------- -------------------------
                                Name and Address of        Amount and Nature of
      Title of Class              Beneficial Owner         Beneficial Ownership       Percent of Class (1)
---------------------------- --------------------------- -------------------------- -------------------------
Common Stock                 GEC Holdings, LLC
                             910 Oak Valley Drive              5,438,265 (2)                  28.0%
                             Houston, TX 77024
---------------------------- --------------------------- -------------------------- -------------------------

Common Stock                 Josh Buterin
                             365 Kaw Lane East                  2,169,896(3)                  11.2%
                             Lake Quivera, KS 66217
---------------------------- --------------------------- -------------------------- -------------------------

(1)  Based upon 19,397,125 shares of Common Stock outstanding as of March __,
     2010.
(2)  Based upon GEC Holdings, LLC Form 13D filed on March 18, 2010. Includes
     2,292,070 for which GEC Holdings has sole dispositive power.
(3)  This amount is included in the number of shares beneficially owned by GEC
     Holdings, LLC. Mr. Buterin's ownership is based on a disclosure made by Pevow in his preliminary proxy statement filed on March 18, 2010.


                         CONSENT REVOCATION CARD -- GOLD
                               CONSENT REVOCATION
                                SOLICITED BY THE
                             THE BOARD OF DIRECTORS
                          OF GATEWAY ENERGY CORPORATION

     The undersigned, a record holder of shares of common stock, par value $0.25 per share, of Gateway Energy Corporation (the "Company"), acting with respect to all shares of the Company's common stock held by the undersigned, hereby acts as follows concerning the proposals of Pevow set forth below.

     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE "YES, REVOKE MY CONSENT" BOXES.

      Please mark your selection as    |X| indicated in this example.


PROPOSAL 1:         Proposal made by Pevow to remove, without cause, all members of the Company's Board of Directors, and any person or persons elected or appointed to the Board by any of such directors to fill any vacancy or newly-created directorship, other than John A. Raasch,

                    |_| YES, REVOKE MY CONSENT

                    |_| NO, DO NOT REVOKE MY CONSENT

                    |_|ABSTAIN

INSTRUCTION:        IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF
                    THE PERSONS NAMED IN PROPOSAL 1, BUT NOT ALL OF THEM, CHECK
                    THE "YES, REVOKE MY CONSENT" BOX ABOVE AND WRITE THE NAME OF
                    EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING
                    SPACE:

PROPOSAL 2:         Proposal made by Pevow to elect Perin Greg deGeurin, David
                    F. Huff, John O. Niemann, Jr., Frederick M. Pevow, Jr. and
                    Paul G. VanderLinden, III as directors of the Company

                    |_| YES, REVOKE MY CONSENT

                    |_| NO, DO NOT REVOKE MY CONSENT

                    |_|ABSTAIN


PROPOSAL 3:         Proposal made by Pevow to repeal any provision of the
                    Company's Amended and Restated By-Laws (the "By-laws) in effect at the time his proposal becomes effective that was not included in the By-Laws that became effective on March
                    26, 2008 and were filed with the Securities and Exchange
                    Commission on March 28, 2008

                    |_| YES, REVOKE MY CONSENT

                    |_| NO, DO NOT REVOKE MY CONSENT

                    |_|ABSTAIN


--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE "YES, REVOKE MY CONSENT" BOXES.

     UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

     UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL THREE OF THE PROPOSALS SET FORTH HEREIN.

--------------------------------------------------------------------------------
THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON APRIL ____, 2010:

     IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                 Dated: ________________________________, 2010
                 Print Name:____________________________________________
                 Signature (Title, if any):_____________________________
                 Signature (if held jointly):___________________________
                 Title or Authority:____________________________________

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give the title of officer signing.

                                    IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT PEVOW AND HIS EFFORTS, WHICH THE BOARD BELIEVES WILL ENABLE PEVOW TO TAKE EFFECTIVE CONTROL OF YOUR COMPANY THROUGH CONTROL OF THE BOARD OF DIRECTORS WITHOUT PAYING THE STOCKHOLDERS FOR CONTROL OF THE COMPANY. FIRST, DO NOT SIGN PEVOW'S WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING, AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED PEVOW'S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING, AND MAILING THE ACCOMPANYING GOLD CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

                              ____________________

                            _________________________
                            _________________________
                         Call Toll Free: ______________
                              Email: __________________
                            Facsimile: ________________

PLEASE RETURN YOUR GOLD CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR GOLD CONSENT REVOCATION CARD TO
________________.